EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-82008), and the Registration Statement (Form S-8 No. 333-63362) pertaining to the Chicago Pizza & Brewery, Inc. 1996 Stock Option Plan; Option Agreement with Paul A. Motenko of Chicago Pizza & Brewery, Inc.; and Option Agreement with Jeremiah J. Hennessy of Chicago Pizza & Brewery, Inc. of our report dated February 19, 2004, with respect to the consolidated financial statements of Chicago Pizza & Brewery, Inc. included in the Annual Report (Form 10-K) for the year ended December 28, 2003.

/s/    ERNST & YOUNG LLP

Irvine, California

March 2, 2004